UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                Commission File Number: 000-14846

                 BONNEVILLE PACIFIC CORPORATION
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     (Exact name of registrant as specified in its charter)

                  50 West 300 South, Suite 300
                   Salt Lake City, Utah 84101
                          (801)363-2520
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  (Address, including zip code, and telephone number, including area code,
          of registrant's principal executive offices)

                  $1.00 Par Value Common Stock
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    (Title of each class of securities covered by this Form)

                              None
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 (Titles of all other classes of securities for which a duty to file
          reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [X]
 Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
 Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
 Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                      Rule 15d-6                [ ]

Approximate number of holders of record as of the certification
                                      or notice date:              1

  Pursuant to the requirements of the Securities Exchange Act of 1934, Bonneville Pacific Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 20, 2000               By:  /s/ John L. Harrison
                                         _______________________
                                         Name:   John L. Harrison
                                         Title:  Vice President and
                                                  Senior Managing
                                                    Director